Exhibit 10.48

ZIMMER BIOMET HOLDINGS, INC.

2009 STOCK INCENTIVE PLAN

FOUR-YEAR RESTRICTED STOCK UNIT AWARD

Zimmer Biomet Holdings, Inc. (the “Company”) granted you this restricted stock unit (“RSU”) award (“Award”) pursuant to the Company’s 2009 Stock Incentive Plan (“Plan”). Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock (“Share”) to you, subject to the fulfillment of the vesting requirements set forth in this agreement (“Agreement”) and all other restrictions, terms and conditions contained in this Agreement and in the Plan. Except as may be required by law, you are not required to make any payment (other than payments for Tax-Related Items pursuant to Section 7 hereof) or provide any consideration other than the satisfaction of the vesting requirements. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

Important Notice. If you do not wish to receive the RSUs and/or do not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement and the Plan, then you must reject the RSUs no later than 60 days following the Grant Date specified in Section 1 hereof. If you reject the Award, any right to the underlying RSUs will be cancelled. Your failure to reject the Award within this 60-day period will constitute your acceptance of the RSUs and your agreement with all terms and conditions of the Award, as set forth in this Agreement and the Plan.

1. Grant Date [to be provided] (the “Grant Date”).

2. Number of RSUs Subject to this Award The number of RSUs subject to this Award was communicated to you separately and is posted to your online Zimmer Biomet – Fidelity account.

3. Vesting Schedule RSUs granted in connection with this Award shall be subject to the restrictions and conditions set forth herein during the period from the Grant Date until such RSUs become vested and nonforfeitable (the “Restriction Period”). Except as otherwise set forth in Section 6 below, 25% of the RSUs granted in this Award shall become vested and nonforfeitable on the first anniversary of the Grant Date provided that you have been continuously employed by the Company or an Affiliate since the Grant Date; an additional 25% of the RSUs granted in this Award shall become vested and nonforfeitable on the second anniversary of the Grant Date provided that you have been continuously employed by the Company or an Affiliate since the Grant Date; an additional 25% of the RSUs granted in this Award shall become vested and nonforfeitable on the third anniversary of the Grant Date provided that you have been continuously employed by the Company or an Affiliate since the Grant Date; and the final 25% of the RSUs granted in this Award shall become vested and nonforfeitable on the fourth anniversary of the Grant Date provided that you have been continuously employed by the Company or an Affiliate since the Grant Date.

4. Stockholder Rights You will have none of the rights of a holder of Common Stock (including any voting rights, rights with respect to cash dividends paid by the Company on its Common Stock or any other rights whatsoever) until the Award is settled by the issuance of Shares to you.

5. Conversion of RSUs and Issuance of Shares Subject to the terms and conditions of this Agreement and the Plan, the Company will issue and deliver Shares to you within 60 days after the lapse of the Restriction Period for those RSUs. No fractional Shares will be issued under this Agreement. The Company will not be required to issue or deliver any Shares prior to (a) the admission of such Shares to listing on any stock exchange on which the stock may then be listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (c) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent.

6. Termination of Employment

(a) For all purposes of this Agreement, the term “Employment Termination Date” shall mean the earlier of (i) the date, as determined by the Company, that you are no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntary termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); or (ii) the date, as determined by the Company, that your employer is no longer an Affiliate of the Company.

(b) (i) A transfer of your employment from the Company to an Affiliate, or vice versa, or from

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one Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, your failure to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), you will be considered to have been continuously employed by the Company.

(c) Except as set forth below, if your Employment Termination Date occurs before all of the RSUs have become vested, the RSUs that are not already vested as of your Employment Termination Date shall be forfeited and immediately cancelled.

(d) If after you have been continuously employed by the Company or its Affiliates for one year or more from the Grant Date, you terminate employment on account of Retirement, Disability or death or on or after your 55th birthday where the sum (rounded up to the nearest whole number) of your age (in years and days) plus years of service (in years and days) equals at least 65, the restrictions with respect to all unvested RSUs granted in this Award shall be waived and the RSUs will be deemed fully vested and the Restriction Period shall have been deemed to lapse as of your Employment Termination Date (subject to any applicable requirements described in the definition of “Retirement” in the Plan).

(e) In the event of your death prior to the delivery of Shares issuable pursuant to RSUs under this Agreement, such Shares shall be delivered to the duly appointed legal representative of your estate or to the proper legatees or distributees thereof, upon presentation of documentation satisfactory to the Committee.

7. Responsibility for Taxes

(a) You acknowledge that, regardless of any action taken by the Company or, if different, your actual employer (the “Employer”), the ultimate liability for all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the Award, the vesting or settlement of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In connection with any relevant taxable or tax withholding event, as applicable, you agree to pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all Tax-Related Items. In this regard and, if permissible under local law, you authorize the Company and/or the Employer, at their discretion, to satisfy any applicable obligations with respect to all Tax-Related Items in one or a combination of the following: (i) requiring you to pay an amount necessary to pay the Tax-Related Items directly to the Company (or the Employer) in the form of cash, check or other cash equivalent; (ii) withholding such amount from wages or other cash compensation payable to you by the Company and/or the Employer; (iii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization or such other authorization, without further consent, as you may be required to provide to the Company or Fidelity Stock Plan Services, LLC (“Fidelity”) (or any other designated broker)); or (iv) withholding in Shares to be issued upon settlement of the RSUs.

(c) Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (without any entitlement to the Shares) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities. You agree that the amount withheld may exceed your actual liability. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the

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Shares are held back solely for the purpose of paying the Tax-Related Items.

(d) Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

8. Nature of Grant By accepting the RSUs, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, consistent with the Plan’s terms;

(b) the Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c) all decisions with respect to future RSU or other awards, if any, will be at the sole discretion of the Company;

(d) the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Affiliate of the Company, as applicable to terminate your employment or service relationship (if any);

(e) your participation in the Plan is voluntary;

(f) the Award, the Shares subject to the RSUs, and the income from and value of same are not intended to replace any pension rights or compensation provided by the Employer or required under applicable law;

(g) the Award and the Shares subject to the RSUs, and the income from and value of same are not part of normal or expected compensation for purposes of calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement benefits or similar mandatory payments;

(h) the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation arises from forfeiture of RSUs resulting from termination of your employment or other service relationship with the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws, and/or a breach or violation as described in Section 15 or Section 16 below;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

(k) the following provisions apply only if you are providing services outside the United States: (i) the Award and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and (ii) you acknowledge and agree that neither the Company, the Employer nor any other Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

9. No Advice Regarding Grant The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

10. Data Privacy You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award materials (“Data”) by and among, as applicable, the Company, the Employer and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

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You understand that the Company and the Employer may hold certain personal data about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other stock-based awards, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Fidelity or such other stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected. The only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or any other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon the request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

11. Change in Control Under certain circumstances, if your employment with the Company or its Affiliates terminates during the three year period following a Change in Control of the Company, this Award may be deemed vested. Please refer to the Plan for more information.

12. Changes in Capitalization If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of Shares and the like, the number and class of Shares subject to this Award will be appropriately adjusted by the Committee, whose determination will be conclusive. If as a result of any adjustment under this paragraph you should become entitled to a fractional Share of stock, you will have the right only to the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Share so disregarded.

13. Notice Until you are advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address: Zimmer Biomet Holdings, Inc., ATTN: –Corporate Secretary, 345 East Main Street, Post Office Box 708, Warsaw, Indiana 46581-0708, U.S.A., or by email to equityplans@zimmerbiomet.com.

14. No Additional Rights Except as explicitly provided in this Agreement, this Agreement will not confer any rights upon you, including any right with respect to continuation of employment by the Company or any of its Affiliates or any right to future awards under the Plan. In no event shall the value, at any time, of this Agreement, the Shares covered by this Agreement or any other benefit provided under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Affiliates unless otherwise specifically provided for in such plan.

15. Breach of Restrictive Covenants As a condition of receiving this Award, you have entered into a non-disclosure, non-solicitation and/or non-competition agreement with the Company or its Affiliates. The Company may, at its discretion, require

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execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Award. Should you decline to sign such a restated agreement as required by the Company and, therefore, forego receiving the Award, your most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect. You understand and agree that if you violate any provision of any such agreement that remains in effect at the time of the violation, the Committee may require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares.

16. Violation of Policies Notwithstanding any other provisions of this Agreement, you understand and agree that if you engage in conduct (which may include a failure to act) in connection with, or that results in, a violation of any of the Company’s policies, procedures or standards, a violation of the Company’s Code of Business Conduct and Ethics, or that is deemed detrimental to the business or reputation of the Company, the Committee may, in its discretion, require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares. The Committee may exercise this discretion at any time that you are employed by the Company or any Affiliate of the Company, and at any time during the 18-month period following the termination of your employment with the Company or any Affiliate of the Company for any reason, including, without limitation, on account of Retirement, Disability or death.

17. Consent to Electronic Delivery The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Code Section 409A Compliance To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this Award are intended to be short-term deferrals exempt from Section 409A, but in the event that any portion of this Award constitutes deferred compensation within the meaning of Section 409A, then the issuance of Shares covered by an RSU award shall conform to the Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Section 409A) until six months after the separation from service occurs and the general prohibition against acceleration of payment. Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy any applicable requirement of Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

19. Construction and Interpretation The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon you and all interested parties. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This Agreement and the Plan contain the entire understanding of the parties and this Agreement may not be modified or amended except in writing duly signed by the parties. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other party to this Agreement. The various provisions of this Agreement are severable and in the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. This Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

The validity and construction of this Agreement shall be governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute arising under this Agreement, the parties hereby submit and consent to the jurisdiction of the State of Indiana, agree that such litigation shall be conducted in the courts of Kosciusko County Indiana, or the federal courts for the United States for the Northern District of Indiana, where this grant is made and/or to be performed.

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You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in English, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if meaning of the translated version is different from the English version, the English version will control, unless otherwise required by applicable laws.

20. Insider Trading/Market Abuse Laws: You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, your country or the country of the applicable stock plan service provider, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

21. Foreign Asset/Account, Exchange Control, and Tax Reporting Please be aware that your country may have certain foreign asset and/or account, exchange control, and/or tax reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. Also, you may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated broker or bank and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

22. Compliance with Laws and Regulations Notwithstanding any other provisions of this Agreement, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting of the RSUs if the issuance of such Shares shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Any determination by the Company in this regard shall be final, binding and conclusive.

23. Addendum Your Award shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during the Restriction Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

24. Imposition of Other Requirements The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Recoupment Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

26. Acceptance If you do not agree with the terms of this Agreement and the Plan, you must reject the Award no later than 60 days following the Grant Date; non-rejection of the Award will constitute your acceptance of the Award on the terms on which they are offered, as set forth in this Agreement and the Plan.

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Exhibit 10.48

ZIMMER BIOMET HOLDINGS, INC.

By:

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Addendum

ZIMMER BIOMET HOLDINGS, INC.

SPECIAL PROVISIONS FOR RESTRICTED STOCK UNITS IN CERTAIN COUNTRIES

This Addendum includes special country-specific terms that apply if you are residing and/or working in one of the countries listed below. This Addendum is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Addendum also includes information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2026 and is provided for informational purposes. Such laws are often complex and change frequently and results may be different based on the particular facts and circumstances. As a result, you should not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the RSUs vest or you sell Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Note that if you are a citizen or resident of a country other than the country in which you are residing and/or working, or transfer employment after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the information contained in this Addendum may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions or notifications contained herein shall be applicable to you. If you transfer residency and/or employment to another country or are considered a resident of another country listed in the Addendum after the RSUs are granted to you, the terms and/or information contained for that new country (rather than the original grant country) may be applicable to you.

European Union / European Economic Area / Switzerland / United Kingdom

Data Privacy Notice. This section replaces Section 10 of the Agreement for participants in the European Union (“EU”), European Economic Area (“EEA”), Switzerland and/or United Kingdom (“UK”) (collectively, “EEA+”).

The following sets out information about how the Company processes information that identifies or relates to you (your "Personal Data") in connection with providing and administering the Plan. This information does not form part of any contract between you and the Company or any of its Affiliates, including any contract of employment or this Restricted Stock Unit Award Agreement.

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The data controller is the Company. Queries or requests regarding your Personal Data should be made in writing to EquityPlans@zimmerbiomet.com or via postal mail to Zimmer Biomet Holdings, Inc., ATTN: Corporate Secretary, 345 East Main Street, Post Office Box 708, Warsaw, Indiana 46581-0708, U.S.A.

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Personal data collected: The Company collects and processes the following Personal Data in connection with providing and administering the Plan:

Personal Data	How we use it	Lawful basis
Contact details: your name, home address and telephone number.	To communicate with you regarding the Plan and the Agreement.	Performance of a contract with you, namely the Agreement.
Professional information: job title.	To calculate and issue the number of Awards and Shares for which you are eligible under the Plan.	Performance of a contract with you, namely the Agreement.
Tax information: date of birth, social security, social insurance or other identification number and nationality.	To assess your eligibility for Awards and Shares under the Plan.	Performance of a contract with you, namely the Agreement.
	To comply with any reporting and payment obligations under local tax legislation.	Compliance with an obligation under EU, EEA, UK or Swiss law to which we are subject, or our legitimate interests, namely complying with obligations arising under other laws.
Award information: shares or directorships held in the Company or any Affiliate, details of all Awards or Shares awarded, canceled, vested, unvested or outstanding in your favor.	To calculate and provide you with Awards and Shares to which you are entitled under the Plan.	Performance of a contract with you, namely the Agreement.

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Retention: Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. We will generally retain your Personal Data for up to 7 years after termination of your employment or engagement with the Company or an Affiliate, unless we are required to retain it for longer to comply with record-keeping requirements under applicable law.
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Recipients: Your Personal Data may be transferred to the following categories of recipients:
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Our Affiliates, in connection with providing centralized planning and management and to facilitate communication and coordination between group entities. The lawful basis we rely on for sharing your personal information in this way is that it is necessary for our and our Affiliates' legitimate interests, namely provision of intragroup services, coordination and resource management.
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Service providers, who provide services to us, such as software tools, IT infrastructure. These recipients process your Personal Data as processors on our behalf.
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Purchasers and third parties in connection with a business transaction. We may share your Personal Data with buyers of our business, the Company or one of our Affiliates where necessary for the buyer to assess the potential transaction and integrate our existing employees and contractors into their team. The lawful basis we rely on for such transfers is that the processing is necessary for our and the third party's legitimate interests, namely assessing and executing a potential transaction with us.
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Advisors, such as tax, accounting and legal advisors. These recipients will use your personal information in order to provide us with legal or financial, accountancy or tax advice. The lawful basis we rely on for such transfers is that the processing is necessary for our legitimate interests, namely obtaining professional services and advice.
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Law enforcement, government bodies, regulators and other parties for legal reasons. We may share your Personal Data with third parties to the extent required to comply with applicable law, or to enforce or defend our rights. These recipients will use your personal information in the performance of their regulatory or law enforcement role, or to advise us in connection with a potential claim or regulatory enforcement action. The lawful basis we rely on for sharing personal information with these recipients is that the processing is either necessary to comply with a legal obligation to which we are subject or is necessary for our legitimate interests, namely enforcing our rights or complying with requests from regulatory authorities.

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International transfers. Your Personal Data may be shared with recipients outside of the jurisdiction you are in where we and our third-party service providers have operations, including the United States. We will ensure that such transfers are made pursuant to appropriate safeguards, namely:
o
Ensuring that Personal Data is only transferred to countries recognized as offering an equivalent level of protection as compared to the level of protection in the country you are located; or
o
the transfer is made pursuant to agreements incorporating standard data protection clauses adopted by the European Commission and approved under the UK Data Protection Act 2018.
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Your rights. You have the following rights in relation to the Personal Data we hold about you:
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Access: the right to access your Personal Data, including obtaining a copy of the Personal Data we process and additional information about our processing;
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Portability: the right to receive a copy of your Personal Data in a structured, commonly used, machine-readable format that supports re-use, or request the transfer of your Personal Data to another person;
o
Rectification: the right to obtain rectification of any inaccurate or incomplete Personal Data we hold about you without undue delay;
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Erasure: the right to require us to erase your Personal Data without undue delay if the continued processing of that Personal Data is unjustified;
o
Restriction: the right to require us to limit the purposes for which we process your Personal Data if the continued processing of the Personal Data in this way is not justified, such as where the accuracy of the Personal Data is contested by you.

Objection: You also have a right, in some circumstances, to object to any processing based on our legitimate interests. There may, however, be compelling reasons for continuing to process your personal information, and we will assess and inform you if that is the case.

If you would like to exercise any of the above rights, please contact us using the details set out above.

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Complaints. You have the right to lodge a complaint to your local data protection supervisory authority.

All Countries

Labor Laws. This provision supplements Section 6(d) of the Agreement.

Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the RSUs as a result of your Retirement or reaching a certain age being deemed unlawful and/or discriminatory, the favorable treatment shall not apply and you shall be treated as set forth in the remaining provisions of Section 6(d) of the Agreement.

Australia

Securities Law Information. This disclosure has been prepared in connection with offers to employees in Australia under the Plan and the Agreement (copies of which are enclosed) (“Offer”). This Offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth) (Corporations Act) and has been prepared to ensure any offer under the Plan satisfies the conditions for exemptions granted under the Corporations Act.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act). Accordingly, it is intended for income tax in relation to the Award to be deferred until vesting. However, the Company is not providing tax advice, and you should consult your personal advisor for the precise tax treatment of the Award.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you personally will be required to file the report. You should consult your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

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General Advice Only. Any advice given to you in connection with the Offer is general advice only. It does not take into account the objectives, financial situation and needs of any particular person. No financial product advice is provided in the documentation relating to the Plan and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence Participant in making a decision to participate in the Plan. This means that you should consider obtaining your own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission (“ASIC”) to give such advice.

Acceptance. You may not accept the Offer until at least 14 days have passed since the date the offer was received (“Acceptance Period”). You may indicate your intention to accept the Offer during the Acceptance Period, and the Company will consider the acceptance final and binding following the expiry of the Acceptance Period. You may withdraw your intention to accept the invitation at any time during the Acceptance Period.

Issue of the Award. The Award will be issued for no consideration.

Australian Dollar Equivalents. The Award will be issued for no consideration, meaning you will not have to pay anything to receive the Award or the underlying Shares. However, the Australian dollar equivalent of the current market price of the underlying Shares subject to the RSUs subject to this Award may be determined by reference to the daily exchange rate published by the Reserve Bank of Australia on the relevant date. Note that the exchange rate may fluctuate, and the Australian dollar equivalent of the current market price of a Share on a given date will depend on the then-current U.S. dollar/Australian dollar exchange rate.

Risks of Participation in the Plan. Participation in the Plan and acquiring Shares carries inherent risks. These risks include the possibility of fluctuations (and decrease) in the price of shares in relation to company performance, as well as general market performance. You should carefully consider these risks in light of your investment objectives and personal circumstances.

Settlement. Notwithstanding any discretion in the Plan, the Agreement to the contrary, settlement of the Award shall be in Shares and not, in whole or in part, in the form of cash.

Austria

Exchange Control Information. If you hold securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares or cash dividends paid on such Shares) outside of Austria, you will be required to report certain information to the Austrian National Bank on a quarterly basis if the value of the Shares as of the last day of any given quarter exceeds a certain threshold (currently €5,000,000).

In addition, when the Shares are sold or a dividend is received, you may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movement and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

You should consult your personal legal and financial advisor in this regard.

Belgium

Foreign Asset/Account Reporting Information. Belgian residents are required to report each year any security (e.g., Shares acquired under the Plan) or bank account (including brokerage accounts) established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide once, in the year following the year during which the account is opened, a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. An updated declaration must be introduced in case of changes. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Securities Law. The Plan is not an offer of securities, as defined under Belgian law. The Plan has not been, nor will be, registered with the FSMA.

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Brazil

Compliance with Law. In accepting the RSUs, you agree that you will comply with applicable Brazilian laws when the RSUs vest and you sell Shares. You also agree to report and pay any and all Tax-Related Items associated with the vesting of the RSUs, the receipt of any dividends and the sale of Shares acquired under the Plan.

Labor Law Acknowledgement and Policy Statement. This provision supplements Section 8 of the Agreement.

In accepting the RSUs, you agree that (i) you are making an investment decision by accepting the RSUs and (ii) the value of the underlying Shares is not fixed an may increase or decrease in value over the vesting period without compensation to you.

Foreign Asset/Account Reporting Information. If you are a resident or domiciled in Brazil, you may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and/or rights is equal to or greater than US$1,000,000 (or equivalent in other currencies), a declaration must be submitted annually. If the aggregate value is equal to or greater than US$100,000,000 (or equivalent in other currencies), a declaration must be submitted quarterly. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account reporting and tax obligations you may have in connection with your participation in the Plan.

Exchange Controls. Any remittance of funds abroad should be made through a local bank duly authorized to deal in foreign exchange in Brazil. In addition to the fees that may be charged by the financial institution for having the foreign exchange transactions liquidated and the corresponding funds remitted abroad, the Brazilian Tax on Financial Transactions (“IOF”) will be due upon such remittance, at the rate of 0.38%, upon the gross amounts involved on the transaction. Funds remitted into Brazil may also be subject to this tax. You should consult with your personal legal, financial, and tax advisors for any additional details on cross-border transactions that may be subject to the IOF.

Securities Laws. The Plan is not a public offering in Brazil its offering is only directed at the individuals to whom the offering is specifically addressed. The Plan and the securities acquired under the Plan have not been, and will not be, publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with or supervised by the Brazilian Securities Commission (Comissão de Valores Mobiliários, the “CVM”) or any other any governmental authority in Brazil. Therefore, any Shares acquired under the Plan will only be offered or sold in Brazil in circumstances which do not constitute a public offering, placement, distribution or negotiation under Brazilian capital markets regulations.

Canada

Settlement of RSUs. RSUs will be settled in Shares only, not cash (other than as explicitly consented to by you in Section 7 of the Agreement for tax withholding and payment purposes).

Labor Law Information. This provision replaces Section 6(a) of the Agreement.

For all purposes of this Agreement, and except as expressly required by applicable legislation, the term “Employment Termination Date” shall mean the earlier of: (1) the date upon which your employment with the Employer is terminated and (2) the date you receive written notice of termination of employment from the Employer, regardless of any period during which notice, pay in lieu of such notice or related payments or damages are required to be provided under local law (including, but not limited to statutory law, regulatory law and/or common law). For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the RSUs under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

Securities Law Information. Shares issued pursuant to the Award are issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. You acknowledge and agree that, as long as the Company is not a reporting issuer in any jurisdiction in Canada, the Shares will not be freely tradable in Canada and are therefore subject to restrictions on their transfer in Canada and that, assuming certain conditions are satisfied, you will

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only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange.

Foreign Asset/Account Reporting Information. Specified foreign property, including the Award, Shares acquired under the Plan, and other rights to receive shares of a non-resident corporation (as determined under Canadian laws) held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the unvested portion of the Award must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because you hold other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily will equal the fair market value of the Shares at the time of acquisition, but if you own other Shares, the ACB may need to be averaged with the ACB of the other Shares. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

The following provisions apply if you are a resident in Quebec:

Data Privacy Consent. This provision supplements Section 10 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, any Affiliates, the administrator of the Plan and Fidelity to disclose and discuss the Plan with their advisors. You further authorize the Company or any Affiliates to record such information and to keep such information in your file. You acknowledge and agree that your personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including the United States. If applicable, you acknowledge and authorize the Company or its Affiliates, and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

Chile

Securities Law Information. The offer of RSUs constitutes a private offering of securities in Chile effective as of the Grant Date. This offer of RSUs is made subject to general ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the RSUs are not registered in Chile, the Company is not required to provide public information about the RSUs or the Shares in Chile. Unless the RSUs and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

Información de la Ley de Valores . Esta oferta de Unidades de Acciones Restringidas (“RSU”) constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de RSU se acoge a las disposiciones de la Norma de Carácter General Nº 336 (“NCG 336”) de la Comisión para el Mercado Financiero (“CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse los RSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los RSU o sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Exchange Control Information. It is your responsibility to make sure that you comply with exchange control requirements in Chile. If your aggregate investments held outside of Chile exceeds US $5,000,000 (including shares acquired under the Plan), you must report the investments quarterly to the Central Bank. Annexes 3.1 and 3.2 of Chapter XII of the Manual of Foreign Exchange Regulations must be used to file this report.

Información sobre el control de cambio. Es su responsabilidad asegurarse de cumplir con los requisitos de control de cambio en Chile. Si el total de sus inversiones realizadas fuera de Chile supera los 5.000.000 USD (incluidas las acciones adquiridas en virtud del Plan), usted debe declarar las inversiones al Banco Central trimestralmente. Para presentar dicho informe debe utilizar el Anexos 3.1 y 3.2 del Capítulo XII del Manual del Normas de Compendio de Cambios Internacionales.

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China

The following provisions apply if you are subject to exchange control regulations in China, as determined by the Company in its sole discretion.

Settlement of RSUs and Sale of Shares. Due to local regulatory requirements, you acknowledge, understand and agree that the Company reserves the right to require the sale of any Shares to be issued to you upon vesting and settlement of the RSUs. Any such sale may occur (i) immediately upon vesting and settlement of the RSUs, (ii) within six months following your termination of employment with the Company or any Affiliate of the Company or (iii) within any such other time frame as may be required by local regulatory requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization and without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

Exchange Control Information. You understand and agree that, to comply with exchange control requirements, you will be required to immediately repatriate to China the cash proceeds from the sale of the Shares issued upon the vesting of the RSUs or any cash dividends paid on such Shares. You further understand that, under local law, such repatriation of funds will be effectuated through a special exchange control account established by the Company or one of its Affiliates, and you hereby consent and agree that the proceeds from the sale of Shares acquired under the Plan or cash dividends may be transferred to such special account prior to being delivered to you.

The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and, due to fluctuations in the Share trading price and/or the U.S. dollar/PRC exchange rate between the vesting/sale date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Shares on the vesting/sale date. You agree to bear the risk of any currency fluctuation between the date the RSUs vest, the receipt of funds and the date of conversion of any funds into local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

Colombia

Data Privacy. You hereby provide prior, express, and informed consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award materials (“Data”) by and among, as applicable, the Company, the Employer and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal data about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other stock-based awards, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Fidelity or such other stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to

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implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, or request the suppression of Data, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected. The only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or any other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Upon the request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Por la presente, usted otorga su consentimiento previo, expreso e informado para la recopilación, el uso y la transferencia, en formato electrónico o de otro tipo, de sus datos personales, tal como se describen en el presente Contrato y en cualquier otro material de RSU Award (“Datos”), por y entre, según corresponda, la Empresa, el Empleador y cualquier otra Afiliada, con el fin exclusivo de implementar, administrar y gestionar su participación en el Plan.

Usted entiende que la Empresa y el Empresario podrán conservar determinados datos personales sobre usted, incluidos, entre otros, su nombre, domicilio, número de teléfono, dirección de correo electrónico, fecha de nacimiento, seguridad social, pasaporte u otro número de identificación (por ejemplo, número de registro de residente), salario, nacionalidad, cargo, Acciones o cargos directivos que ostente en la Empresa, detalles de todas las RSU o cualesquiera otras adjudicaciones basadas en acciones, canceladas, ejercitadas, devengadas, no devengadas o pendientes a su favor, con el fin exclusivo de aplicar, administrar y gestionar el Plan.

Usted entiende que los Datos pueden ser transferidos a Fidelity o a cualquier otro proveedor de servicios de planes de acciones que la Empresa seleccione para ayudar a la Empresa en la implementación, administración y gestión del Plan. Usted comprende que los destinatarios de los Datos pueden estar ubicados en los Estados Unidos o en otro lugar, y que el país de los destinatarios puede tener leyes y protecciones de privacidad de datos diferentes a las de su país. Entiende que si reside fuera de Estados Unidos, puede solicitar una lista con los nombres y direcciones de los posibles destinatarios de los Datos poniéndose en contacto con su representante local de recursos humanos. Usted autoriza a la Empresa, a Fidelity y a cualquier otro posible destinatario que pueda ayudar a la Empresa (actualmente o en el futuro) a implementar, administrar y gestionar el Plan a recibir, poseer, utilizar, conservar y transferir los Datos, en formato electrónico o de otro tipo, con el único fin de implementar, administrar y gestionar su participación en el Plan. Entiende que los Datos sólo se conservarán durante el tiempo necesario para ejecutar, administrar y gestionar su participación en el Plan. Usted entiende que si reside fuera de los Estados Unidos, puede, en cualquier momento, ver los Datos, solicitar información sobre el almacenamiento y tratamiento de los Datos, requerir cualquier modificación necesaria de los Datos o rechazar o retirar los consentimientos aquí expresados, o solicitar la supresión de los Datos, en cualquier caso sin coste alguno, poniéndose en contacto por escrito con su representante local de recursos humanos.

Además, entiende que da su consentimiento de forma puramente voluntaria. Si no da su consentimiento, o si posteriormente desea revocarlo, su situación laboral o sus servicios en la Empresa no se verán afectados. La única consecuencia de denegar o retirar su consentimiento es que la Empresa no podrá concederle RSU ni ninguna otra adjudicación de acciones, ni administrar o mantener dichas adjudicaciones. Por lo tanto, entiende que denegar o retirar su consentimiento puede afectar a su capacidad para participar en el Plan. Para más información sobre las consecuencias de su negativa a dar su consentimiento o de la retirada del mismo, usted entiende que puede ponerse en contacto con su representante local de recursos humanos.

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A petición de la empresa o del empleador, usted acepta proporcionar un formulario de consentimiento de privacidad de datos ejecutado (o cualquier otro acuerdo o consentimiento) que la empresa y/o el empleador puedan considerar necesario obtener de usted con el fin de administrar su participación en el Plan de conformidad con las leyes de privacidad de datos de su país, ya sea ahora o en el futuro. Usted entiende y acepta que no podrá participar en el Plan si no proporciona cualquiera de dichos consentimientos o acuerdos solicitados por la Empresa y/o el Empleador.

Labor Law Acknowledgement. This provision supplements Section 8 of the Agreement.

Pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of your “salary” for any legal purpose. To this extent, you understand that the grant of RSUs and any related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions (unless the grant of RSUs and any related benefits exceed 40% of your total remuneration, in which case the portion exceeding 40% will be included in the base for calculating and paying contributions to the Social Security System), and/or any other labor/employment-related amount that may be payable. However, for tax purposes, the RSU may generate taxable income for you.

Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly-traded securities (Registro Nacional de Valores y Emisores) and therefore, the Shares may not be offered to the public in Colombia, as the Shares are granted under exemptions for private offerings. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Foreign Exchange & Foreign Ownership Reporting. Prior approval from a government authority is not required to hold foreign investments (including Shares acquired under the Plan). That said, the acquisition of foreign shares (including Shares acquired under the Plan) by Colombian residents is considered a Colombian investment abroad. Therefore, you must register the acquisition of the Shares directly with the Colombian Central Bank through the Foreign Exchange Information System.

Likewise, you must notify the Colombian Central Bank of any corresponding cancellation or substitution, as applicable, within a maximum period of six (6) months from the date of sale. Such cancellation or substitution must be reported through the Foreign Exchange Information System.

The registration, reporting, and foreign exchange obligations described herein are solely and exclusively your responsibility. The Company does not assume any liability if you fail to comply with the applicable foreign exchange regulations, including any omissions, inaccuracies, or late filings.

Please note that foreign exchange control regulations in Colombia are always subject to change, and it is your responsibility to comply with any applicable requirements. You should consult with your personal advisor to ensure that you are properly complying with your obligations under the foreign exchange regulations.

Costa Rica

Settlement of RSUs : RSUs will be settled in Shares only, not cash.

Nature of the RSUs: RSUs are a benefit in kind for any labor and tax related matter.

Czech Republic

Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to being classified as a "statistically important person" in which case, you may need to report annually (i) foreign direct investments with a value of CZK2,500,000 or more or (ii) other foreign financial assets with a value of CZK200,000,000 or more.

Because exchange control regulations change frequently and without notice, you should consult your personal legal advisor regarding your participation in the Plan to ensure compliance with current regulations. It is your responsibility to comply with Czech exchange control laws, and neither the Company nor the Employer will be liable for any resulting fines or penalties.

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Denmark

Danish Employer Statement. If you are subject to the Danish Stock Option Act, you will receive a separate written statement in Danish and English, called the “Danish Employer Statement”, which contains the information stipulated in Section 3(1) of the Danish Act on Exercise of Options or Subscription Rights for Shares in Employment Relationships (the “Danish Act”). This document may also be obtained by contacting by contacting EquityPlans@zimmerbiomet.com or via postal mail to Zimmer Biomet Holdings, Inc., ATTN: Corporate Secretary, 345 East Main Street, Post Office Box 708, Warsaw, Indiana 46581-0708, U.S.A.

Finland

There are no country-specific provisions.

France

Language Acknowledgement

By accepting the Agreement providing for the terms and conditions of your grant, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English. You accept the terms of those documents accordingly.

En acceptant le Contrat d’Attribution décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et le Contrat d’Attribution) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Exchange Control Information. If you transfer more than €10,000 in Shares or cash into or out of France without the use of a financial intermediary, you must declare the transfer to the French tax and customs authorities. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

Foreign Asset/Account Reporting Information. French residents must report annually any shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with your personal income tax return. Failure to report triggers a significant penalty. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Germany

There are no country-specific provisions.

Greece

There are no country-specific provisions.

Hong Kong

Settlement of RSUs. RSUs will be settled in Shares only, not cash.

Securities Law Information. Warning: The RSUs and any Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Agreement, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the contents of these documents been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate and may not be distributed to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, including this Addendum, or the Plan, or any other incidental communication materials, you should obtain independent professional advice.

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Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Sale of Shares. In the event the RSUs vest and you are issued Shares within six months of the Grant Date, you agree that you will not sell or otherwise dispose of such Shares prior to the six-month anniversary of the Grant Date.

India

Exchange Control Information. On sale of Shares or receipt of dividend or any other form of income / proceeds in respect of the Shares, unless otherwise reinvested in accordance with the Indian exchange control regulations, you understand that you are required to take all reasonable steps to immediately repatriate to India and surrender to an authorized person all such foreign exchange received by me as a consequence of your participation in the Plan to India within the period of time prescribed under applicable Indian exchange control laws, as may be amended from time to time. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the proceeds. You should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation. Further, you agree to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.

It is your responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares acquired, and possibly the right to acquire Shares, under the Plan held outside India) in your annual tax return. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Compliance of Indian Employer. On acquisition or divestment of Shares or reinvestment of proceeds from the sale of shares of the Company, you agree to provide to your local Employer in India (“Indian Employer”) in due time, true and accurate details regarding all such transactions, including amount of proceeds received, other shares acquired by you (including potentially shares in other entities unrelated to the Company), and all supporting documenting evidencing such transactions (such as bank account statements or share certificates). It is hereby clarified that you shall also permit the Indian Employer to disclose such information to an authorized dealer bank, Reserve Bank of India or any other regulatory authority, to comply with the Indian Employer’s reporting obligations under the Indian exchange control laws or any other laws applicable at that point in time.

Tax obligations. Notwithstanding anything to the contrary in the Plan or the Agreement, you understand that you shall pay to the Indian Employer or make provision satisfactory to the Indian Employer for payment of, any taxes required by law of India to be withheld in connection with the Shares transferred to you under the Plan, not later than the date of the event creating the tax liability. The Indian Employer may, to the extent permitted by law of India, deduct any such tax obligations from any payment of any kind otherwise due to you, including but not limited to my future payrolls or other payments due from the Indian Employer. In addition, if at the time of payment for allocation of Shares under the Plan, the authorized dealer bank imposes a tax on such payment, then payment of such taxes and availing credit of the same in you personal tax returns shall solely be you responsibility. You may choose to discuss this with you legal and tax advisor.

Share Valuation. The amount subject to tax at purchase will partially depend upon a valuation that the Company or your Indian employer, may obtain from a Category I Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Recoupment Policy. Any reduction, cancellation, forfeiture or recoupment (“Clawback”) of the Award or the Shares (if any) shall be subject to the applicable law in India, including the Indian exchange control regulations in place at the relevant point in time. To the extent that the applicable law in India does not permit such Clawback, whether in whole or in part, the Company shall have the right, in its discretion, to determine the manner in which such Clawback shall be effected, including requiring you to apply for necessary regulatory approvals or such other method as the Company deems appropriate.

4-Year RSU Agreement (2026)	18

Ireland

Director Notification. If you are a director or shadow director of the Company or related company, you may be subject to special reporting requirements with regard to the acquisition of Shares or rights over Shares. Please contact your personal legal advisor for further details if you are a director or shadow director.

Settlement. Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the RSUs shall be in Shares and not, in whole or in part, in the form of cash.

Italy

Plan Document Acknowledgment. By accepting the RSUs, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 7 (Responsibility for Taxes); Section 8 (Nature of Grant); Section 9 (No Advice Regarding Grant); Section 10 (Data Privacy, as replaced by the provision applicable to participants in the EEA+); Section 14 (No Additional Rights); Section 16 (Violation of Policies); Section 17 (Consent to Electronic Delivery); Section 19 (Construction and Interpretation); Section 20 (Insider Trading/Market Abuse Laws) Section 21 (Foreign Asset/Account Reporting); Section 22 (Compliance with Laws and Regulations); Section 23 (Addendum); Section 24 (Imposition of Other Requirements) and Section 26 (Acceptance).

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You should consult your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Foreign Asset Tax. The value of any Shares (and other financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual return. You should consult your personal tax advisor for additional information on the foreign asset tax.

Japan

Exchange Control Information. If you intend to acquire Shares with a value exceeding ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within twenty days after the acquisition of the Shares.

Notice of Payment/Receipt of Payment. If you transfer abroad or receive from abroad more than ¥30,000,000 in a single transaction, you must file a Notice of Payment/Receipt of Payment with the Minister of Finance within twenty days after the payment or the receipt of payment.

Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by June 30 each year. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Exit Tax. Please note that you may be subject to tax on your Award, even prior to vesting, if you relocate from Japan if you: (i) hold financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan; and (ii) maintained a principal place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. You should discuss your tax treatment with your personal tax advisor.

4-Year RSU Agreement (2026)	19

Korea

Domestic Broker Requirement. Korean residents are generally permitted to own shares in a foreign company and hold a foreign brokerage account. In general, they may only acquire and dispose of shares in a foreign company through the foreign brokerage account to the extent that the shares in a foreign company are acquired and sold off-market (i.e., through an over-the-counter transaction). If the shares in a foreign company are acquired or disposed of on an established stock market, the transaction are generally required to be conducted through a domestic brokerage account linked to the foreign brokerage account. However, if the shares were acquired for certain reasons of exceptions to report listed under Article 7-31(1) of the Foreign Exchange Transactions Regulation, the disposal of such shares are not required to be conducted through a domestic brokerage account. You should consult with your personal legal and financial advisor in this regard to determine whether this applies to you.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts and virtual asset accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the aggregate balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. If the nominal owner and the actual owner of an account are different, both are subject to report. If the account has joint owners, all owners are subject to report. A resident subject to a reporting requirement who fails to report may be subject to an administrative fine up to 20% of the aggregate balance. You should consult your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Lebanon

Compliance with Law. By accepting your RSUs and participating in the Plan, you agree that you will comply with applicable Lebanese laws and that you will report and pay any and all tax associated with the vesting of your RSUs, the sale of any Shares and the receipt of any dividends.

Securities Law Information. The Plan does not constitute the marketing or offering of securities in Lebanon pursuant to Law No. 161 (2011), the Capital Markets Law. Offerings under the Plan are being made only to eligible employees of the Company and any Affiliate.

Malaysia

Securities Law Notice. The grant of RSUs to employees in Malaysia constitutes or relates to an ‘excluded offer,’ ‘excluded invitation,’ or ‘excluded issue’ pursuant to Section 229 and Section 230 of the Capital Markets and Services Act 2007 (“CMSA”), and as a consequence no prospectus is required to be registered with the Securities Commission of Malaysia. The award documents do not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the CMSA.

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., RSUs or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

Mexico

Acknowledgement of the Agreement. By accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Agreement, including this Addendum, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement, including this Addendum. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the “Nature of Grant” section of the Agreement, which clearly provide as follows:

(1) Your participation in the Plan does not constitute an acquired right;

(2) The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

4-Year RSU Agreement (2026)	20

(3) Your participation in the Plan is voluntary; and

(4) The Company and its Affiliates are not responsible for any decrease in the value of any Shares acquired at vesting of the RSUs.

Labor Law Acknowledgement and Policy Statement. By accepting the RSUs, you acknowledge that Zimmer Biomet Holdings, Inc., with registered offices at 345 East Main Street, Warsaw, Indiana, 46580, United States of America, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of RSUs and any acquisition of Shares under the Plan do not constitute an employment relationship between you and Zimmer Biomet Holdings, Inc. because you are participating in the Plan on a wholly commercial basis and your sole employer is a Mexican legal entity (“Zimmer-Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Employer, Zimmer-Mexico, and do not form part of the employment conditions and/or benefits provided by Zimmer-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of Zimmer Biomet Holdings, Inc., therefore, Zimmer Biomet Holdings, Inc. reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve to you any action or right to bring any claim against Zimmer Biomet Holdings, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to Zimmer Biomet Holdings, Inc., its Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.

You are personally responsible for reporting any capital gain and paying any capital gains tax.

Securities Law Information. The RSUs granted and any Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company and any Affiliate, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Zimmer-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such grant shall not be assigned or transferred.

Spanish Translation

Reconocimiento del Contrato. Al aceptar las RSUs, usted reconoce que ha recibido una copia del Plan y del Contrato con inclusión de este Apéndice, que le ha examinado. Usted reconoce, además, que usted acepta todas las disposiciones del Plan y del Contrato, incluida el presente Anexo. Usted también reconoce que ha leído y, concretamente, y aprobar de forma expresa los términos y condiciones establecidos en la “Naturaleza del Otorgamiento” que claramente dispone lo siguiente:

(1) Su participación en el Plan no constituye un derecho adquirido;

(2) El Plan y su participación en el mismo me son ofrecidos por Zimmer Biomet Holdings, Inc. en su totalidad sobre una base discrecional;

(3) Su participación en el Plan es voluntaria; y

(4) Zimmer Biomet Holdings, Inc. y sus afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la adquisición de RSUs.

Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar la RSUs, usted reconoce que Zimmer Biomet Holdings, Inc., con oficinas registradas en 345 East Main Street, Warsaw, Indiana, 46580, Estados Unidos de América, es el único responsable de la administración del Plan. Además, usted acepta que su participación en el Plan, la concesión de RSUs y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y Zimmer Biomet Holdings, Inc ya que su participación en el Plan es exclusivamente de carácter

4-Year RSU Agreement (2026)	21

comercial y su único empleador es una sociedad mercantil Mexicana (“Zimmer-Mexico”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y su Empleador, Zimmer-Mexico, y que no forman parte de las condiciones de empleo y / o prestaciones previstas por Zimmer-Mexico, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.

Además, usted entiende que su participación en el Plan es causada por una decisión discrecional y unilateral de Zimmer Biomet Holdings, Inc., por lo que Zimmer Biomet Holdings, Inc. se reserva el derecho absoluto a modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna para con usted.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Zimmer Biomet Holdings, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a Zimmer Biomet Holdings, Inc., sus afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Usted es personalmente responsable de declarar cualquier ganancia de capital y de pagar cualquier impuesto sobre esta.

Información sobre la Ley del Mercado de Valores. Las RSUs otorgadas y cualesquiera Acciones adquiridas al amparo del Plan no han sido inscritas en el Registro Nacional de Valores que lleva la Comisión Nacional Bancaria y de Valores y no pueden ser ofrecidas o vendidas públicamente en México. Asimismo, el Plan, el Contrato y cualquier otro documento relacionado con las RSUs no podrán ser distribuidos públicamente en México. Estos materiales están dirigidos a usted debido a su relación existente con la Compañía y cualquier Afiliada, y estos materiales no deben ser reproducidos o copiados en ninguna forma. La oferta contenida en estos materiales no constituye una oferta pública de valores, sino que constituye una colocación privada de valores dirigida específicamente a personas que son empleados actuales de Zimmer-México realizada de conformidad con las disposiciones de la Ley del Mercado de Valores de México, y los derechos derivados de dicha concesión no podrán cederse ni transferirse.

Netherlands

There are no country-specific provisions.

New Zealand

Securities Law Information.

Warning

This is an offer of RSUs over Shares. Shares give you a stake in the ownership of the Company. You may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The Shares are quoted on the New York Stock Exchange (“NYSE”) and the SIX Swiss Exchange (“SSE”). The Company intends to quote these Shares on the NYSE and SSE. This means you may be able to sell them on the NYSE or the SSE if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.

4-Year RSU Agreement (2026)	22

You understand that you are directed to the Company’s most recent annual report and published financial statements. In compliance with New Zealand securities law, you are hereby notified that the documents listed below are available for your review on the Company’s external and internal sites at the web addresses listed below:

•
The Company’s most recent Annual Report (Form 10-K) – http://investor.zimmerbiomet.com/financial-information/annual-reports;
•
The Company’s most recent published financial statements – https://investor.zimmerbiomet.com/financial-information/sec-filings
•
The Plan – https://thecircle.zimmerbiomet.com/espp/Pages/eis.aspx ; and
•
The Plan Prospectus – https://thecircle.zimmerbiomet.com/espp/Pages/eis.aspx.

In compliance with applicable New Zealand securities laws, you are entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any). You may obtain copies of such documents on written request to Zimmer Biomet Holdings, Inc., ATTN: Corporate Secretary, 345 East Main Street, Post Office Box 708, Warsaw, Indiana 46581-0708, U.S.A. or EquityPlans@zimmerbiomet.com. Filings made with the U.S. SEC also may be found at www.sec.gov.

Norway

There are no country-specific provisions.

Poland

Exchange Control Information. If you hold foreign securities (including Shares) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, you must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with the business activity of an entrepreneur) into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years. Additional forms are required if you hold 10% or more of the voting rights in a foreign entity.

Taxation. Taking into account the nature of the program as well as the fact that the Company is not a Polish tax resident and has no presences in Poland (except for the subsidiaries), any Tax-related documentation and information obligations will lie with you. In particular, you will be obligated to calculate and pay due tax and file proper tax returns in line with the Polish personal income tax rules. You will be obligated to keep all the documents required to calculate and assess the amount of due tax for the period of 6 years since the end of the year in which you dispose the Shares received under the Plan (this covers documentation regarding acquisition of RSU, acquisition of Shares and their disposal).

Portugal

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Consentimento de Língua. Pelo presente, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu, aceitou e concordou integralmente com os termos e condições estabelecidos no Plano e no Acordo ou Contrato.

Exchange Control Information. If you are a Portuguese resident and hold Shares after vesting of the RSUs, the acquisition of the Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal, unless you engage a Portuguese financial intermediary to file the reports on your behalf. You should consult with a personal advisor regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

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Puerto Rico

There are no country-specific provisions.

Romania

Language Consent. By accepting the offer of RSUs, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the RSUs (the Agreement, this Addendum and the Plan), which were provided to you in the English language and you accept the terms of these documents accordingly.

Confirmare privind cunoașterea limbii. Prin acceptarea ofertei de RSUs, recunoașteți că aveți abilități de citire și înțelegere a limbii engleze și că înțelegeți pe deplin termenii documentelor legate de RSUs (Contractul, prezentul Act Adițional și Planul), care au fost furnizate în limba engleză si acceptați termenii acestor documente în consecință.

Exchange Control Information. If you deposit the proceeds from the sale of Shares acquired under the Plan into a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. You understand that you should consult with your personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

Saudi Arabia

Securities Law Information. The Agreement and related Plan documents may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offers of Securities and Continuing Obligations issued by the Capital Market Authority (“CMA”). The CMA does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. You should conduct your own due diligence on the accuracy of the information relating to the Shares. If you do not understand the contents of the Agreement, you should consult an authorized financial adviser.

Singapore

Securities Law Notice. This offer and Shares to be issued hereunder shall be made available only to an employee, director, consultant, or other “qualifying person” of the Company or its Affiliate, in reliance on the prospectus registration exemption set out in Section 273(1)(i) read together with Sections 273(2) and 273(4) of the Securities and Futures Act 2001 of Singapore (“the SFA”) and is not made with a view to the Shares so issued being subsequently offered for sale or sold to any other party in Singapore. You understand and acknowledge that this Agreement and/or any other document or material in connection with this offer and the Shares thereunder have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. The aforementioned documents are not considered to be a prospectus as defined in the SFA and, accordingly, statutory liability under the Act in relation to the content of prospectuses does not apply, and you should consider carefully whether the investment is suitable for you. Any and all Shares to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA, and you undertake not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the Shares (received upon exercise of this offer), unless that sale or offer in Singapore is made pursuant to the exemptions under Part 13 Division, 1 Subdivision 4 (other than Section 280) of the SFA.

Director Notification Obligation. If you are a director (including an alternative, substitute or shadow director) of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Companies Act of Singapore 1967. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing within two (2) business days of any of the following events: (1) receiving an interest (e.g., RSUs or Shares) in the Company or any Affiliate; (2) any change in a previously-disclosed interest (e.g., the sale of Shares); or (3) becoming a director. If you are the Chief Executive Officer (“CEO”) of the Company’s Singapore Affiliate and the above notification requirements are deemed to apply to the CEO of the Company’s Singapore Affiliate, the above notification requirements also will apply to you.

Exit Tax / Deemed Exercise Rule. If you received an Award in relation to your employment in Singapore, please note that if, prior to the vesting of your Award, you are (1) a permanent resident of Singapore and leave Singapore permanently or are transferred out of Singapore; or (2) neither a Singapore citizen nor permanent resident and either cease employment in Singapore or leave Singapore for any period exceeding 3 months (unless it can be proven that you are not leaving

4-Year RSU Agreement (2026)	24

permanently), you will likely be taxed on your unvested Award on a “deemed exercise” basis, even though your Award has not yet vested. You should discuss your tax treatment with your personal tax advisor.

Slovakia

There are no country-specific provisions.

South Africa

Securities Law Information. In compliance with South African securities law, you acknowledge that you have been notified that the documents listed below are available for your review at the addresses listed below:

(a)
Zimmer Biomet Holdings, Inc.’s most recent annual financial statements: http://investor.zimmerbiomet.com/financial-information/annual-reports; and
(b)
Zimmer Biomet Holdings, Inc.’s most recent Plan prospectus, which is viewable at: https://thecircle.zimmerbiomet.com/espp/Pages/eis.aspx.

You acknowledge that you may have a copy of the above documents sent to you, without fee, on written request to Zimmer Biomet Holdings, Inc., ATTN: Corporate Secretary, 345 East Main Street, Post Office Box 708, Warsaw, Indiana 46581-0708, U.S.A. or EquityPlans@zimmerbiomet.com.

Exchange Control Information. You are solely responsible for obtaining any necessary South African exchange control approval in connection with your participation in the Plan, and neither the Company nor the Employer will be responsible for obtaining exchange control approval on your behalf. Furthermore, in the event you acquire Shares without any necessary exchange control approval, neither the Company nor the Employer will be liable in any way for any resulting fines or penalties.

Spain

Nature of Grant. This provision supplements Section 8 of the Agreement:

By accepting the RSU, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand and agree that, as a condition of the grant of the RSU, except as provided for in Section 6 of the Agreement, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any RSU that has not vested on your Employment Termination Date.

In particular, you understand and agree that the RSU will be forfeited in accordance with Section 6 of the Agreement without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without good cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985, as well as in case of transfer of undertakings under Article 40 of the Workers´ Statute.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or an Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the Shares underlying the RSUs shall not become a part of any employment or service contract (either with the Company, the Employer or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the RSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of RSUs shall be null and void.

4-Year RSU Agreement (2026)	25

Securities Law Information. In connection with this grant of RSUs, no “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to you by the Company or any U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1 million.

You must also declare the acquisition and sale of Shares, to the Spanish Dirección General de Comercio Internacional e Inversiones, the Bureau for International Commerce and Investments, which is a department of the Ministry of Economics and Competitiveness.

Foreign Asset/Account Reporting Information. To the extent you hold rights or assets (e.g., cash or the Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or dispose of such right or asset), You are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 per type of right or asset as of each subsequent December 31, or if you sell Shares or cancel bank accounts that were previously reported. Failure to comply with this reporting requirement may result in penalties to the Spanish residents.

You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Sweden

There are no country-specific provisions.

Switzerland

There are no country-specific provisions.

Taiwan

Data Privacy Acknowledgement. You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of Data contained in the data privacy provisions of the Agreement and by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Company or the Employer (or any other agreements or consents that may be required by the Company or the Employer) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country of residence, either now or in the future. You understand you may be unable to participate in the Plan if you fail to execute any such consent or agreement.

Securities Law Information. The RSUs and the Shares to be issued pursuant to the Plan are available only to employees of the Company and its Affiliates. The grant of the RSUs does not constitute a public offer of securities.

Exchange Control Information. Individuals may convert foreign currency (including proceeds from the sale of Shares) into NTD or convert NTD into foreign currency of up to US $5,000,000 per year. A local bank would normally effect the foreign exchange transaction simultaneously with the submission of a Declaration Statement; provided that the local bank may request the individual to provide supporting documents. In the event that the transaction amount exceeds US $500,000 (inclusive), the local bank will check with the Central Bank of Taiwan ("CBT") to see if the individual has used up the US $5 million threshold and, if not, it would take a few hours to effect the transaction. If the annual threshold of US $5,000,000 is exceeded, the individual is required to apply for an approval from the CBT. If the transaction amount is less than NT $500,000, it will be effected without filing a Declaration Statement or providing any supporting documents. The above monetary limits do not apply to the extent the individual retains USD proceeds in a foreign currency account at a bank in Taiwan without conversion of USD into NTD.

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Thailand

Exchange Control Information. As an individual resident in Thailand, you must repatriate any cash proceeds if the amount of the funds realized exceeds a certain threshold in a single transaction. The repatriated proceeds must either be converted into Thai Baht or deposited into a foreign currency deposit account opened with any commercial bank in Thailand within 360 days of repatriation, unless you can rely on an applicable exemption (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand. Any such commercial bank must be duly authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency. Further, you must complete and submit and report the inward remittance of any proceeds into Thailand using a Foreign Exchange Transaction.

If you do not comply with the above obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult your legal advisor to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Türkiye

Securities Law Information. The RSUs are made available only to employees of the Company and its Affiliates, and the offer of participation in the Plan is a private offering. The grant of the RSUs and any issuance of Shares at vesting takes place outside Türkiye.

The sale and purchase of Shares traded on a foreign stock exchange by Turkish residents may only be conducted through a financial intermediary. Therefore, you may be required to appoint a Turkish broker to assist with the sale of any Shares acquired under the Plan. You should consult your personal legal and tax advisors before exercising or selling any Shares acquired under the Plan to confirm the compliance with applicable regulations.

Menkul Kıymetler Hukuku Bilgisi. İşbu Plan kapsamında sağlanan RSU’lar, yalnızca Şirket ve Bağlı İştiraklerinin çalışanlarına sunulmakta olup, Plan’a katılım teklifi özel nitelikli bir arz teşkil etmektedir. RSU’ların tahsisi ile hak edişe bağlı olarak Hisselerin ihraç edilmesi işlemleri Türkiye dışında gerçekleştirilmektedir.

Yabancı bir borsada işlem gören hisselerin Türkiye’de yerleşik kişiler tarafından alım ve satımı, yalnızca bir finansal aracı kuruluş vasıtasıyla gerçekleştirilebilmektedir. Bu kapsamda, Plan uyarınca edinilen Hisselerin satışı için bir Türk aracı kurumunun görevlendirilmesi gerekebilir. İşbu Plan kapsamında edinilen herhangi bir Hissenin kullanılması veya satılması öncesinde, yürürlükteki mevzuata uygunluğun teyidi amacıyla kendi hukuki ve vergisel danışmanlarınıza başvurmanız gerekmektedir.

Foreign Ownership Reporting. If you are a resident of Türkiye, within three months following your first cash and/or in-kind capital issuance for establishing a company abroad, becoming a shareholder in an existing company (including shares acquired under an employee share option plan) or opening a branch, you are required to fill out the information form on capital issuance abroad published on the website of the Ministry of Trade in accordance with the explanations stated therein and send it to the Ministry of Treasury and Finance and the Ministry of Trade. In addition, within 3 months from the end of each calendar year, you are required to update the information form and submit it to the Ministry of Trade. Further information on the reporting obligation is available at https://ticaret.gov.tr/hizmet-ticareti/yurtdisi-yatirimlar/yurtdisi-yatirim-bildirimi, as may be amended from time to time. You should consult with your personal advisor to ensure that you are properly complying with the exchange control regulations.

Yabancı Mülkiyet Bildirimi. Türkiye’de mukim olmanız hâlinde; yurt dışında bir şirket kurulması, mevcut bir şirkete ortak olunması (çalışanlara yönelik hisse opsiyon veya benzeri pay edindirme planları kapsamında edinilen paylar dâhil) veya yurt dışında şube açılması amacıyla gerçekleştirilen ilk nakdî ve/veya aynî sermaye ihracını takiben üç ay içerisinde, Ticaret Bakanlığı’nın internet sitesinde yayımlanan ve açıklamaları doğrultusunda doldurulması gereken “Yurt Dışı Sermaye Bildirim Formu”nun doldurularak Hazine ve Maliye Bakanlığı ile Ticaret Bakanlığı’na gönderilmesi zorunludur. Ayrıca, her takvim yılının sona ermesini takiben üç ay içerisinde, anılan bilgi formunun güncellenerek Ticaret Bakanlığı’na yeniden sunulması gerekmektedir. Bildirim yükümlülüğüne ilişkin ayrıntılı bilgilere, zaman zaman değiştirilebilecek olmak üzere, https://ticaret.gov.tr/hizmet-ticareti/yurtdisi-yatirimlar/yurtdisi-yatirim-bildirimi adresinden erişilebilir. Döviz mevzuatına uygunluğunuzun usulüne uygun şekilde sağlandığından emin olmak için kendi kişisel danışmanınıza başvurmanız gerekmektedir.

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Exchange Control Information. As per the Decree No. 32 on the Protection of the Value of Turkish Currency, issued by the Council of Ministers, based on the Law No. 1567, all transfer of money in/out of Türkiye must go through a Turkish bank. However, if no promotional, advertising, or marketing activities are directed at persons resident in Türkiye, residents may, on their own initiative, enter into derivative transactions directly with foreign financial institutions without using authorized banks or intermediaries, provided that all related payment transfers are still made through banks. Furthermore, the value of the foreign currency against the Turkish currency shall be determined as per the procedures set by the Central Bank of the Republic of Türkiye.

As per the communique of the Capital Markets Board specific to this matter (i.e. Communique on Foreign Stock Exchange Securities, Depositary Receipts and Foreign Investment Fund Shares) the capital, interest and coupon payments of the foreign stock exchange securities may be made in Turkish currency or the currency of the relevant foreign stock exchange security (e.g., if the currency of the underlying shares are in USD), then the sale proceeds can be transferred in USD or Turkish Lira.

Döviz Mevzuatına İlişkin Bilgilendirme. 1567 sayılı Türk Parasının Kıymetini Koruma Hakkında Kanun’a dayanılarak Bakanlar Kurulu tarafından çıkarılan Türk Parasının Kıymetini Koruma Hakkında 32 sayılı Karar uyarınca, Türkiye’ye veya Türkiye’den yapılacak tüm para transferlerinin bir Türk bankası aracılığıyla gerçekleştirilmesi gerekmektedir. Ancak, Türkiye’de yerleşik kişilere yönelik herhangi bir tanıtım, reklam veya pazarlama faaliyeti yürütülmemesi kaydıyla, Türkiye’de yerleşik kişiler, tamamen kendi inisiyatifleriyle, yetkili bankalar veya aracı kurumlar kullanılmaksızın doğrudan yabancı finansal kuruluşlarla türev işlemlere taraf olabilirler. Bu kapsamda yapılacak tüm ödeme transferlerinin yine bankalar aracılığıyla gerçekleştirilmesi zorunludur. Ayrıca, yabancı paranın Türk parası karşısındaki değeri, Türkiye Cumhuriyet Merkez Bankası tarafından belirlenen usul ve esaslara göre tespit edilir.

Bu konuya ilişkin Sermaye Piyasası Kurulu’nun ilgili tebliği (Yabancı Sermaye Piyasası Araçları ve Depo Sertifikaları ile Yabancı Yatırım Fonu Payları Tebliği) uyarınca, yabancı borsa menkul kıymetlerine ilişkin anapara, faiz ve kupon ödemeleri Türk parası veya ilgili yabancı borsa menkul kıymetinin para birimi cinsinden yapılabilir (örneğin, dayanak payların para biriminin ABD Doları olması halinde), bu durumda satış bedelleri ABD Doları veya Türk Lirası cinsinden transfer edilebilir.

United Arab Emirates

Securities Law Information. The Agreement, including this Addendum, and any other documents related to the Plan are intended for distribution only to eligible employees of the Company and any Affiliate and relate to the grant of RSUs in the United Arab Emirates.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the documents related to the Plan or taken steps to verify the information set out therein, and have no responsibility for them.

The securities to which the grant under the Plan relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

Employees who do not understand the contents of the Agreement, including this Addendum, or any other documents related to the Plan, should consult an authorized financial advisor.

United Kingdom

Settlement. Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the Award shall be in Shares and not, in whole or in part, in the form of cash.

Restricted Securities Elections. Unless this requirement is waived by the Company, you shall enter into a joint election (with the appropriate employer) under section 431(1) or section 431(2) of the Income Tax (Earnings & Pensions) Act 2003 in respect of:

(a) any Shares acquired (or to be acquired) on vesting of the RSUs;

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(b) any securities acquired (or to be acquired) as a result of any surrender of the RSUs; and

(c) any securities acquired (or to be acquired) as a result of holding either Shares acquired on vesting of the RSUs or securities specified in paragraph (b) above or this paragraph (c).

HMRC National Insurance Contributions. The following supplements Section 7 of the Agreement: You agree that:

(a) Tax-Related Items within Section 7 of the Agreement shall include any secondary class 1 (employer) National Insurance Contributions that:

(i)
any Employer (or former employer) of yours is liable to pay (or reasonably believes it is liable to pay); and
(ii)
may be lawfully recovered from you; and

(b) if required to do so by the Company (at any time when the relevant election can be made) you shall:

(i)
make a joint election (with your Employer or former employer) in the form provided by the Company to transfer to you the whole or any part of your Employer’s liability that falls within Section 7 of the Agreement; and
(ii)
enter into arrangements required by HM Revenue & Customs (or any other tax authority) to secure the payment of the transferred liability.

(c) You hereby indemnify and shall keep indemnified the Company and any Employer (or former employer) for all and any Tax-Related Items (including any secondary class 1 (employer) National Insurance Contributions) which may arise in respect of or in connection with (i) the RSUs including its grant or vesting, (ii) any award provided to you by way of replacement of the RSUs, (iii) the Shares or other securities issued or transferred pursuant to the vesting of the RSUs or any award provided to you by way of replacement of the RSUs, including the ownership thereof and the receipt of any rights or entitlements as a result such as dividend payments, or (iv) the disposition of the Shares.

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